NeoStem, Inc. Announces the Redemption of the Outstanding 7% Series E Preferred Stock

NEW YORK, Oct. 17, 2012 (GLOBE NEWSWIRE) -- NeoStem, Inc. (NYSE MKT:NBS) ("NeoStem" or the "Company"), an emerging leader in the fast growing cell therapy market, today announced that it will redeem all outstanding shares of its Series E 7% Senior Convertible Preferred Stock ("Series E Preferred Stock").

On October 10, 2012, the Company gave notice to its Series E Preferred Stockholders that it is redeeming all of the outstanding shares of Series E Preferred Stock for an aggregate redemption price of $3.4 million, $2.5 million of which was funded by money placed into escrow when the Series E Preferred stock was issued in November 2010.

"We are pleased that we have been able to redeem this $10 million investment in full over a two year period. Equal to our focus on cell therapy product development and expanding our PCT contract development and manufacturing operations, we are committed to improving our balance sheet. Through the redemption of the Series E Preferred Stock, we will remove a significant overhang and simplify NeoStem's capital structure. The redemption of the Series E Preferred Stock is another example of a step taken by us to improve Common Stockholder value," said Dr. Robin Smith, Chairman and CEO of NeoStem. "We look forward to continued execution on our near term business strategy, including the forthcoming closing of the divestiture of our Erye China pharmaceutical subsidiary."

About NeoStem, Inc.

NeoStem, Inc. continues to develop and build on its core capabilities in cell therapy, capitalizing on the paradigm shift that we see occurring in medicine. In particular, we anticipate that cell therapy will have a significant role in the fight against chronic disease and in lessening the economic burden that these diseases pose to modern society. We are emerging as a technology and market leading company in this fast developing cell therapy market. Our multi-faceted business strategy combines a state-of-the-art contract development and manufacturing subsidiary, Progenitor Cell Therapy, LLC ("PCT"), with a medically important cell therapy product development program, enabling near and long-term revenue growth opportunities. We believe this expertise and existing research capabilities and collaborations will enable us to achieve our mission of becoming a premier cell therapy company.

Our contract development and manufacturing service business supports the development of proprietary cell therapy products. NeoStem's most clinically advanced therapeutic, AMR-001, is being developed at Amorcyte, LLC ("Amorcyte"), which we acquired in October 2011. Amorcyte is developing a cell therapy for the treatment of cardiovascular disease and is enrolling patients in a Phase 2 trial to investigate AMR-001's efficacy in preserving heart function after a heart attack. Athelos Corporation ("Athelos"), which is approximately 80%-owned by our subsidiary, PCT, is collaborating with Becton-Dickinson in the early clinical exploration of a T-cell therapy for autoimmune conditions. In addition, pre-clinical assets include our VSELTM Technology platform as well as our mesenchymal stem cell product candidate for regenerative medicine. Our service business and pipeline of proprietary cell therapy products work in concert, giving us a competitive advantage that we believe is unique to the biotechnology and pharmaceutical industries. Supported by an experienced scientific and business management team and a substantial intellectual property estate, we believe we are well positioned to succeed.

For more information on NeoStem, please visit www.neostem.com.

Forward-Looking Statements for NeoStem, Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company's or its partners' successful development of AMR-001 and other cell therapeutics, the size of the market for such products, its competitive position in such markets, the

Company's ability to successfully penetrate such markets and the market for its contract development and manufacturing ("CDMO") business, and the efficacy of protection from its patent portfolio, as well as the future of the cell therapeutics industry in general, including the rate at which such industry may grow. Forward looking statements also include statements with respect to satisfying all conditions to closing the disposition of Erye, including receipt of all necessary regulatory approvals in the PRC. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors, including but not limited to matters described under the "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2012 and in the Company's other periodic filings with the Securities and Exchange Commission, all of which are available on its website. The Company does not undertake to update its forward-looking statements. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

Contact:
Trout Group
Gitanjali Jain Ogawa, Vice President
Phone: +1-646-378-2949
Email: gogawa@troutgroup.com